Exhibit 4.2

Execution Version

AMENDMENT NO. 1 TO AMENDED AND RESTATED REGISTRATION RIGHTS

AGREEMENT

THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Amendment”), dated as of June 21, 2021 (the “Effective Date”), is entered into by and between Turing Holding Corp., a Delaware corporation (the “Company”) and Turing EquityCo L.P (“Sponsor Investor”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, the Company and the investors party thereto entered into that certain Amended and Restated Registration Rights Agreement, dated as of December 23, 2020 (the “Agreement”);

WHEREAS, pursuant to Section 10(a) of the Agreement the provisions of the Agreement may be amended, modified or waived with the prior written consent of the Company and the Sponsor Investors who are then Holders (other than certain amendments that materially and adversely affect rights of certain Holders as set forth in Section 10(a)); and

WHEREAS, the Company and the Sponsor Investor desire to amend the Agreement as stated in this Amendment effective as of the Effective Date.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the Company and the investors party thereto each hereby agree as follows:

Section 1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

Section 2. Amendments to the Agreement.

The Company and Sponsor Investor hereby agree that the definition of “Preferred Stock” in Exhibit A of the Agreement shall be deleted and replaced in its entirety with the following:

“Preferred Stock” means each of the Series A Preferred Stock of the Company, par value $0.001 per share, the Series B Preferred Stock of the Company, par value $0.001 per share and any other class or series of preferred stock of the Company designated by the board of directors of the Company from time to time in compliance with the Certificate of Incorporation, as amended, of the Company.

Section 3. Miscellaneous.

3.01 Continuance of the Agreement. Except as specifically amended by this Amendment, the Agreement shall remain in full force and effect.

3.02 Counterparts. This Amendment may be executed in counterparts, each of which shall be an original, and both of which together shall constitute a single Amendment. Any counterpart may be executed by facsimile or PDF signature and such facsimile or PDF signature shall be deemed an original.

3.03 Applicable Law. This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction.

[Signature page follows]

SPONSOR INVESTOR:

TURING EQUITY CO L.P.
By: Turing GP Co. Limited
Its: General Partner
By:

/s/ Mark Babbe
Name: Mark Babbe
Title: Director

COMPANY:

TURING HOLDING CORP.

By:

/s/ Ramona Mateiu
Name: Ramona Mateiu
Title: Vice President

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